                                                                   Exhibit 99.1
PRESS RELEASE
------------

FOR IMMEDIATE RELEASE

              IPC HOLDINGS, LTD. REPORTS THIRD QUARTER 2003 RESULTS
              -----------------------------------------------------

                                                                     Quarter ended               Nine months ended
                                                                     September 30,                 September 30,
                                                              ---------------------------     ------------------------
                                                                  2003          2002            2003         2002
                                                                  ----          ----            ----         ----
                                                               (unaudited)   (unaudited)     (unaudited)  (unaudited)
                                                               Expressed in thousands of United States dollars, except
                                                               for per share amounts

    NET INCOME                                                    $ 62,132     $ 45,783       $ 195,248    $ 137,936

    Adjustment for net realized (gains) losses                        (292)         821          (6,432)       8,246
                                                              -------------- ------------    ------------ ------------
                                                              -------------- ------------    ------------ ------------
    NET OPERATING INCOME                                          $ 61,840     $ 46,604       $ 188,816     $146,182
                                                              -------------- ------------    ------------ ------------


    Basic net income per common share                                $1.29        $0.95           $4.05        $2.86
    Diluted net income per common share                              $1.29        $0.95           $4.04        $2.86

    Net operating income per common share (diluted)                  $1.28        $0.97           $3.91        $3.03

    Weighted average number of common shares - basic             48,214,793   48,172,776      48,194,170   48,172,776
    Weighted average number of common shares - diluted           48,300,348   48,265,409      48,280,373   48,267,844

    PEMBROKE, BERMUDA, October 21, 2003. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended September 30, 2003 of $62.1 million, or $1.29 per share, compared to $45.8 million, or $0.95 per share, for the third quarter of 2002. For the nine months ended September 30, 2003, net income was $195.2 million, or $4.05 per share, compared to $137.9 million, or $2.86 per share, for the corresponding period of 2002.

    Non-GAAP Financial Measures:

    In addition to the GAAP financial measures set forth, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. Net operating income is a common performance measurement which, as calculated by the Company, is net income available to ordinary shareholders, excluding net realized gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. Management believes that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with IPC's peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC's overall financial performance.

    Results of Operations:

    Net operating income, which is net income less net realized gains and losses, was $61.8 million or $1.28 per share, for the quarter ended September 30, 2003, and $188.8 million or $3.91 per share for the nine months ended September 30, 2003, compared to $46.6 million, or $0.97 per share and $146.2 million or $3.03 per share, for the corresponding three and nine month periods in 2002, respectively.

    President and Chief Executive Officer Jim Bryce commented: "The third quarter was very active in terms of catastrophic events. In the United States, Property Claim Service ('PCS') have estimated total insured losses of $2.9 billion from seven Catastrophe events, including $1.2 billion for Hurricane Isabel, which impacted several mid-Atlantic states in September. The $2.9 billion estimate, which we anticipate will increase as time allows for more claims to be reported, makes this quarter of 2003 the third most costly third quarter since PCS have tracked such events. In Bermuda we suffered first-hand the effects of Hurricane Fabian in early September, although thanks to the strength of the infrastructure and the determination of our staff, this had a very minor impact on the operations of the company. Applied Insurance Research ('AIR') have estimated insured losses from Fabian to be in the region of $350 million. In Asia, there was a super-Typhoon, Maemi, which struck Korea and there was also the 8.2 Richter Scale earthquake which affected the Hokkaido region of Japan. All of these events, together with changes to catastrophe models, which are used by reinsurance buyers to determine probable maximum losses, have served to heighten the awareness of exposures, and insurance companies' needs to purchase greater amounts of catastrophe protection. This in turn is helping the continuation of the healthy market in which we operate, and is being reflected in increased demand for capacity for the January 1, 2004 renewals that we have seen to date. We remain optimistic in our outlook on the industry for the coming year. We are gratified with our results for the third quarter which, despite the increase in catastrophe activity, are reflective of our selective and disciplined underwriting approach."

    We wrote gross premiums of $45.8 million in the third quarter of 2003, compared to $35.5 million in the third quarter of 2002, an increase of 29%. We wrote business for new clients and additional business for existing clients, which partially offset business which we did not renew. Adjustment premiums were also higher in the third quarter of 2003 in comparison to the third quarter of 2002, because in some cases final adjusted premiums were greater than the initial deposit premiums. For the nine months ended September 30, 2003 we wrote gross premiums of $302.3 million, an increase of 25% over the $242.7 million we wrote in the corresponding period of 2002.

    We ceded premiums of $1.0 million in the quarter ended September 30, 2003, compared to $0.5 million in the third quarter of 2002. This increase is reflective of the growth in premiums assumed. This brought the total of premiums ceded for the nine months ended September 30, 2003 to $14.7 million, compared to $5.6 million for the corresponding period of 2002.

    Our net premiums earned in the third quarter of 2003 were $77.8 million, compared to $62.9 million earned in the third quarter of 2002, an increase of 24%. The increase in our net premiums earned reflects the increase in written premiums over the past twelve months. We also benefitted from comparative increases in adjustment premiums in the third quarter of 2003, over the third quarter of 2002. These premiums are fully earned when written. Net earned premiums for the nine months ended September 30, 2003 were $224.4 million, an increase of 35% compared to the $165.8 million earned in the first three quarters of 2002.

    We earned net investment income of $11.7 million in the quarter ended September 30, 2003, compared to $12.4 million in the third quarter of 2002. This brought the total for the nine month periods ended September 30, 2003 and 2002, respectively, to $34.9 million and $37.4 million. This decrease is primarily due to the decline in the average yield of our investment portfolio because of lower interest rates and their impact on the reinvestment of maturing fixed income securities, offset in part by the increase in our invested assets, due to our positive operating cash flow in the period.

    Net realized gains on our investments in the quarter ended September 30, 2003 were $0.3 million, compared with a net realized loss of $(0.8) million in the third quarter of 2002. Realized gains and losses fluctuate from period to period, depending on the individual securities sold, as recommended by our investment advisors. For the nine months to September 30, 2003, net realized gains totaled $6.4 million, compared to a net realized loss of $(8.2) million for the corresponding period in 2002.

    We incurred net losses and loss adjustment expenses of $15.8 million in the quarter ended September 30, 2003. This compares to $18.9 million for the third quarter of 2002. Losses in the third quarter of 2003 include anticipated claims resulting from the windstorms that occurred in various parts of the world in September 2003, including Hurricane Isabel. Net losses for the nine months ended September 30, 2003 were $38.5 million, compared to $34.2 million for the first nine months of 2002. Our loss ratios (ratio of losses and loss adjustment expenses to net premiums earned) were 20.3% and 17.1%, respectively, for the quarter and nine month periods ended September 30, 2003, compared to 30.0% and 20.7% for the corresponding periods in 2002.

    Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $7.8 million for the third quarter of 2003, compared to $6.5 million in the third quarter of 2002. For the nine months ended September 30, 2003, acquisition costs were $22.6 million, compared to $17.9 million in the first three quarters of 2002. These costs have increased primarily due to the increase in net earned premiums, but not proportionately so, as we have written more business where brokerage is not deducted.

    General and administrative expenses totaled $4.7 million in the third quarter of 2003, compared to $3.4 million in the third quarter of 2002. For the nine month period ended September 30, 2003, general and administrative expenses were $13.6 million, compared to $9.8 million in the corresponding period of 2002. A significant component of these expenses are administrative service fees, which are based on a percentage of premiums earned, and have therefore increased by $1.6 million accordingly. Other expenses which have increased compared to 2002 include salaries and benefits, which now include the impact of expensing stock grants and stock options granted to certain officers in January 2003, fees incurred in connection with the renewal of our revolving credit facility and professional fees resulting from the increased corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as the increased cost of Directors and Officers liability insurance. Our expense ratio, which is the ratio of acquisition costs plus general and administrative expenses to premiums earned, was 16.1% for the third quarter of 2003, compared to 15.7% for the third quarter of 2002. For the nine month periods ended September 30, 2003 and 2002, respectively, our expense ratios were 16.2% and 16.7%. The expense ratio has decreased because of the increase in earned premiums in the period.

    Total assets at September 30, 2003 were $1,752.3 million, an increase of 18.9% over total assets at December 31, 2002. At September 30, 2003 total shareholders' equity was $1,498.0 million, compared to $1,291.5 million at December 31, 2002, an increase of 16.0%.

    On October 21, 2003 the Board of Directors declared a quarterly dividend of $0.20 per share, payable on December 11, 2003, to shareholders of record on November 25, 2003.

    Our management will be holding a conference call to discuss these results at
    8.30 a.m. Eastern time tomorrow, October 22, 2003. This conference call will be broadcast simultaneously on the internet at www.videonewswire.com/IPCR/102203 or from our website at www.ipcre.bm, and a replay of the call will also be available at this site from 10.30 a.m. Eastern time until 12.00 midnight Eastern time on Saturday, October 25, 2003.

    This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
    Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition, including but not limited to expectations regarding market cycles, renewals and our ability to increase written premium volume and improve profit margins, market conditions, the impact of current market conditions and trends on future periods, the impact of our business strategy on our results, trends in pricing and claims and the insurance and reinsurance market response to catastrophic events. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," or "expects" and relate to our plans and objectives for future operations. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release. The largest single factor in our results has been and will continue to be the severity or frequency of catastrophic events, which is inherently unpredictable. Numerous factors could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to, the following: (i) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our estimates; (ii) any lowering or loss of one of the financial ratings of our wholly owned subsidiary, IPCRe Limited; (iii) a decrease in the level of demand for property catastrophe reinsurance, or increased competition owing to increased capacity of property catastrophe reinsurers; (iv) the effect of competition on market trends and pricing; (v) the adequacy of our loss reserves; (vi) loss of our non-admitted status in United States jurisdictions or the passage of federal or state legislation subjecting us to supervision or regulation in the United States; (vii) challenges by insurance regulators in the United States to our claim of exemption from insurance regulation under current laws;
    (viii) a contention by the United States Internal Revenue Service that we are engaged in the conduct of a trade or business within the U.S.; (ix) loss of services of any one of our executive officers; (x) changes in interest rates and/or equity values in the United States of America and elsewhere; or
    (xi) changes in exchange rates and greater than expected currency exposure.

    IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.


          CONTACT:   Jim Bryce, President and Chief Executive Officer or
                     John Weale, Senior Vice President & Chief Financial Officer

                     Telephone:        441-298-5100

                      IPC HOLDINGS, LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per share amounts)

--------------------------------------------------------------------------------

                                                                     As of                      As of
                                                              September 30, 2003           December 31, 2002
                                                              ------------------           -----------------
                                                                  (unaudited)                   (audited)
ASSETS:

Fixed maturity investments:
  Available for sale, at fair value                               $ 1,300,898                  $ 1,153,609
Equity investments, available for sale, at fair value                 284,129                      216,897
Cash and cash equivalents                                              19,699                       16,656
Reinsurance premiums receivable                                        97,626                       50,328
Deferred premiums ceded                                                 4,771                          819
Losses and loss adjustment expenses recoverable                         2,312                          405
Accrued investment income                                              22,464                       24,163
Deferred acquisition costs                                             13,139                        6,095
Prepaid expenses and other assets                                       7,234                        5,003
                                                                  -----------                  -----------
                                                                  $ 1,752,272                  $ 1,473,975
                                                                  ===========                  ===========

LIABILITIES:

Reserve for losses and loss adjustment expenses                   $   117,159                  $   119,355
Unearned premiums                                                     119,025                       51,902
Reinsurance premiums payable                                            5,568                        1,555
Deferred fees and commissions                                           2,128                          127
Accounts payable and accrued liabilities                               10,389                        9,553
                                                                  -----------                  -----------
                                                                      254,269                      182,492
                                                                  -----------                  -----------

SHAREHOLDERS' EQUITY:

Share capital (Common shares outstanding, par value
U.S.$0.01)                                                                482                          482
Additional paid-in capital                                            849,516                      846,397
Unearned stock grant compensation                                      (1,624)                          --
Retained earnings                                                     573,734                      404,345
Accumulated other comprehensive income                                 75,895                       40,259
                                                                  -----------                  -----------
                                                                    1,498,003                    1,291,483
                                                                  -----------                  -----------
                                                                  -----------                  -----------
                                                                  $ 1,752,272                  $ 1,473,975
                                                                  ===========                  ===========


  Diluted book value per common share                                $31.02                       $26.75
  (shareholders' equity divided by shares
  outstanding and equivalents)


                      IPC HOLDINGS, LTD. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars, except for per share amounts)

--------------------------------------------------------------------------------

                                                          Quarter ended                Nine months ended
                                                          September 30,                   September 30,
                                                      -------------------              ------------------
                                                      2003           2002              2003          2002
                                                      ----           ----              ----          ----
                                                  (unaudited)     (unaudited)       (unaudited)   (unaudited)
REVENUES:

Gross premiums written                             $ 45,804         $ 35,522         $ 302,254      $ 242,680
Premiums ceded                                       (1,044)            (538)          (14,725)        (5,607)
                                                   --------         --------         ---------      ---------
Net premiums written                                 44,760           34,984           287,529        237,073
Change in unearned premium reserve, net              33,014           27,924           (63,172)       (71,276)
                                                   --------         --------         ---------      ---------
Net premiums earned                                  77,774           62,908           224,357        165,797
Net investment income                                11,725           12,451            34,973         37,408
Net realized gains (losses) on investments              292             (821)            6,432         (8,246)
Other income                                            856              368             2,400          2,629
                                                   --------         --------         ---------      ---------
                                                     90,647           74,906           268,162        197,588
                                                   --------         --------         ---------      ---------
EXPENSES:

Net losses and loss adjustment expenses              15,778           18,872            38,450         34,244
Net acquisition costs                                 7,810            6,461            22,629         17,926
General and administrative expenses                   4,678            3,393            13,583          9,805
Net exchange (gain) loss                                249              397            (1,748)        (2,323)
                                                   --------         --------         ---------      ---------
                                                     28,515           29,123            72,914         59,652
                                                   --------         --------         ---------      ---------
                                                   --------         --------         ---------      ---------

NET INCOME                                         $ 62,132         $ 45,783         $ 195,248      $ 137,936
                                                   ========         ========         =========      =========



Loss and loss expense ratio (1)                        20.3%            30.0%             17.1%          20.7%
Expense ratio (2)                                      16.1%            15.7%             16.2%          16.7%
Combined ratio (1 + 2)                                 36.4%            45.7%             33.3%          37.4%
